Exhibit 10.1

NCI – RITCHIE BROS. AGENCY AGREEMENT

This Agency Agreement (this “Agreement”) is dated as of the 16th day of October, 2023 (the “Effective Date”), by and between Nations Capital, LLC, Ritchie Bros. Auctioneers (America) Inc., IronPlanet, Inc., Ritchie Bros. Auctioneers (Canada) Ltd. and IronPlanet Canada Ltd. (collectively, the “Agent”)), and Yellow Corporation and its affiliated debtors and debtors-in-possession (collectively, the “Company” or the “Debtors”). Agent is in the business of marketing and selling assets on behalf of its clients. The Company is the owner, lessee and possessor of the Rolling Stock Assets (as defined below) and desires to engage Agent as its exclusive agent to sell such assets as more fully described herein. Therefore, in consideration of the covenants contained herein, Agent and the Company (individually, each a “Party,” and together, the “Parties”) do hereby agree as follows:

I.	Engagement and Agreement to Market Rolling Stock Assets

A.  The Company hereby engages Agent as its exclusive marketing and sales agent, and Agent hereby accepts such engagement, with respect to the marketing, sale, and disposition of the Company’s rolling stock, machinery and equipment (the “Rolling Stock Assets”) located at, in, or in the vicinity of the properties owned or leased by the Company (the “Company Properties”), which Rolling Stock Assets are specifically identified in Exhibit A attached hereto and by this reference incorporated herein.1

B.  For purposes of marketing and selling the Rolling Stock Assets, Agent shall market and sell the Rolling Stock Assets during the Term (defined below) of this Agreement substantially consistent with the Disposition Plan (defined below) utilizing private treaty, online, webcast, or unreserved public auctions, and such other sale strategies as the Company (in consultation with the Consultation Parties (as defined in the Bidding Procedures Order) (as defined below)) and Agent mutually agree.2

C.  The Company and its advisors, in consultation with the Consultation Parties, shall work with Agent promptly to identify any Rolling Stock Assets that are subject to an executory contract or unexpired lease, and Agent shall, within thirty (30) days following the entry of the Retention Order (defined below), evaluate whether assumption and assignment or rejection of such contracts or leases will maximize value for the Debtors and their estates. The Company shall cooperate with Agent in connection with Agent’s review of executory contracts and unexpired leases. Agent will also, within thirty (30) days following the entry of the Retention Order, recommend which contracts and leases shall be assumed or develop an alternate strategy with respect to all or any of such contracts and leases subject to the Company’s input in consultation with the Consultation Parties. Any assumption of an executory contract or lease, the sale by the

[1]

Unless otherwise set forth herein, any Assets (as defined in the Bidding Procedures Order) not specifically set forth at Exhibit A attached hereto shall not be considered Rolling Stock Assets for purposes of this Agreement. Assets that are in the possession or under the control of third parties may become Rolling Stock Assets and added to Exhibit A once possession is obtained by the Debtors. The Parties reserve the right to amend Exhibit A by mutual written agreement during the Term.

[2]

For the avoidance of doubt, any reference herein to the consultation rights of the Consultation Parties shall mean the Company’s (not Agent’s) obligation to consult with the Consultation Parties in each applicable case.

Agent of any leased Assets listed at Exhibit B hereto, or alternative strategy with respect to such contracts and leases, shall be subject to the Company’s consent in consultation with the Consultation Parties. A schedule of the Company’s leased or financed Rolling Stock Assets, which may be marketed and sold by the Agent pursuant to this Agreement, and exclusive of the Rolling Stock Assets that are the subject of leases or financings as to which the Debtors have stipulated as of the Effective Date to stay relief, is shown in Exhibit B.3

D.  Rolling Stock Assets comprise the property identified in Exhibit A hereto, together with (in each case only if and to the extent currently in the Company’s possession and/or readily available/accessible to the Company) manuals, certificates of title, certificates of origin, bills of sale, machinery history documentation (including usage, maintenance and repair records), manufacturer and other warranties, and keys associated with or related to such Rolling Stock Assets, wherever located, including at the Company Properties; provided that, unless agreed in writing between the Agent and the Company, Agent shall not be responsible for the maintenance, removal, disposal, or other disposition of Assets (as defined in the Bidding Procedures Order) not constituting Rolling Stock Assets from the Company Properties. Assets that, if and to the extent known, contain unusually dangerous or environmentally hazardous substances shall not be considered Rolling Stock Assets even if they are listed on Exhibit A.

II.	Exclusivity and Cooperation

In order to permit the successful marketing, disposition and sale of the Rolling Stock Assets, the Company grants to Agent the exclusive right to sell the Rolling Stock Assets for a period beginning on the Effective Date and continuing for a period of eighteen (18) months thereafter (such period, the “Term”), which Term may be extended by mutual agreement of the Company (in consultation with the Consultation Parties) and Agent. The Company acknowledges that Agent, its members or its affiliated entities may be engaged to sell or market similar assets by other persons or entities during the Term, and that any such engagement shall not constitute or be deemed to be a violation of this Agreement. All inquiries regarding the Rolling Stock Assets made to the Company or its representatives shall be redirected to Agent, and Company shall, on or as soon as reasonably practicable following the Effective Date, share with Agent all indications of interest, offers and proposals to purchase or remarket and sell any of the Rolling Stock Assets.

Agent understands that the Company is conducting the sale of the Company’s Assets in accordance with the Order (I)(A) Approving Bidding Procedures for the Sale or Sales of the Debtors’ Assets; (B) Scheduling Auctions and Approving the Form and Manner of Notice Thereof; (C) Approving Assumption and Assignment Procedures; (D) Scheduling Sale Hearings and Approving the Form and Manner of Notice Thereof; (II)(A) Approving the Sale of the Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, and (B) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases; and (III) Granting Related Relief [Docket No. 575] (the “Bidding Procedures Order”). Agent agrees to coordinate and work in consultation with the Company’s advisors in accordance with the Bidding Procedures Order to maximize the value of the Rolling Stock Assets and in consultation with (as required by the Bidding Procedures Order or herein) the Consultation Parties.

[3]	The Parties reserve the right to amend Exhibit B by mutual written agreement during the Term.

III.	Rolling Stock Services

A.  Rolling Stock Services. In connection with the marketing, disposition and sale (including removal, transportation, and storage of, as applicable) of the Rolling Stock Assets (the “Rolling Stock Services”), Agent will:

(i)

develop an advertising, removal, transportation, storage, disposition and marketing plan (including the timing, sale modality and location) for the marketing, removal, transportation, storage, and sale of the Rolling Stock Assets (the “Disposition Plan”) within forty-five (45) days of the entry of the Retention Order designed to maximize the net recovery on the Rolling Stock Assets and consult with Company (in consultation with the Consultation Parties) with respect to the foregoing plan;

(ii)

implement the advertising, removal, transportation, storage, disposition and marketing plan as deemed necessary or appropriate by Agent and provide the Company (which shall, in turn, provide the Consultation Parties) with weekly updates on the implementation of such plan;

(iii)

prepare for the sale of the Rolling Stock Assets, including gathering specifications and photographs for pictorial brochures or other advertising means and arranging (including removing and transporting to Agent Properties (as applicable) and refurbishing (as applicable)) the Rolling Stock Assets in a manner, which in Agent’s commercially reasonable judgment is designed to enhance the net recovery on the Rolling Stock Assets;

(iv)

provide fully qualified and experienced personnel who will advertise, market, prepare for sale and sell the Rolling Stock Assets and promptly account for the proceeds thereof in accordance with the terms of this Agreement;

(v)

provide additional staffing to handle all auction-related accounting tasks, including a complete auction crew to handle computerized accounting functions necessary to provide auction buyers with invoices and the Company with a complete accounting of all Rolling Stock Assets sold at any auction or otherwise;

(vi)

(A) organize, oversee, staff, and facilitate all aspects of purchasers’ removal of Rolling Stock Assets from the Company Properties and (B) organize and provide fully qualified and experienced drivers, towing services, and other necessary and specialized personnel and services necessary on a commercially best efforts basis to remove (by either (a) on-site sale and removal by buyer or (b) removal and transportation by Agent) from Company Properties any and all Rolling Stock Assets within six (6) months of entry of the Retention Order (the “Removal Date”) and to transport any such Rolling Stock Assets to commercially appropriate facilities owned or possessed by the entities comprising the Agent or their affiliates (“Agent Properties”), where Agent will store such Rolling Stock Assets in a commercially reasonable manner; provided that the Company agrees to coordinate with Agent to provide the minimum level of Company staffing (but not less than one) necessary to ensure Agent’s access to Company Properties and ability to execute its obligations hereunder; provided further that Agent acknowledges and agrees it will provide substantially all staffing related to and necessary for the marketing, sale, removal, transportation, and storage of the Rolling Stock Assets during the Term as contemplated by this Agreement; provided further that Agent agrees to use commercially best efforts to remove all Rolling Stock Assets from all Company Properties by the Removal Date, including its commercially best efforts to remove all Rolling Stock Assets from Priority Company Properties (defined below)[4] within three (3) months after the date of the entry of the Retention Order; provided further that Agent acknowledges and agrees that the Removal Date (i.e., the date that is six (6) months from the date of entry of the Retention Order) shall not be extended except in Company’s sole, exclusive, and reasonable discretion (in consultation with the Consultation Parties); provided further, however, if Company determines to not extend the Removal Date, Agent shall have the right to cure by continuing to use commercially best efforts to remove and transport remaining Rolling Stock Assets from Company Properties during the three (3) months following the Removal Date (the “Cure Period”), with any occupancy costs incurred by the Company during such Cure Period added to the Gross Proceeds tiered ranges set forth below; and provided further that Agent’s failure to remove all Rolling Stock Assets (without Company’s consent in consultation with the Consultation Parties) from Company Properties by the Removal Date (as may be extended or during any Cure Period) shall result only in a Gross Proceeds range upward adjustment as provided in Section III.B.(i) below, and Agent shall, following any cure period, unless agreed otherwise with the Company (in consultation with the Consultation Parties), use commercially best efforts to dispose of any remaining Rolling Stock Assets (y) at Company Properties “AS IS” “WHERE IS” and (z) at Agent Properties in Agent’s commercially reasonable discretion either (1) “AS IS” “WHERE IS” or (2) if any Rolling Stock Services Expenses budget remains, refurbished in an effort to maximize the Gross Proceeds of such Rolling Stock Assets at Agent Properties, as promptly as commercially practicable, with any additional occupancy costs incurred by the Company adjusting the Gross Proceeds tiers upwards by such costs incurred following the Removal Date. For the avoidance of doubt, (m) the Company’s sole and exclusive remedy for the Agent’s failure to remove all Rolling Stock Assets

[4]

“Priority Company Properties” shall mean those Company Properties provided in a list by the Company to Agent within two (2) business days following entry of the Retention Order which (a) Agent shall use its commercially best efforts to clear of Rolling Stock Assets within three (3) months after the date of the entry of the Retention Order and (b) amount to no more than fifty (50%) of the Company Properties. Company and Agent may adjust the list of Priority Company Properties thereafter to the extent agreed and commercially practicable.

from Company Properties by the Removal Date, as may be extended by agreement or by the expiration of the Cure Period, or by the expiration of the Term, shall be an increase in the Gross Proceeds range upward adjustment as provided in Section III.B.(i) below and (n) Agent shall not be liable for any actual, special, consequential or punitive damages; provided that nothing in this Section III(A)(vi) shall remove or otherwise limit the Company’s termination rights under this Agreement, including but not limited to, for cause.

(vii)

as part of the Disposition Plan, recommend (and consult with the Company (in consultation with the Consultation Parties)) and manage refurbishment (including, e.g., cleaning, topping off fluids, replacement of tires and batteries, etc.) of certain of the Rolling Stock Assets to prepare for sales, in each case where appropriate and value-maximizing, and arrange for, oversee, and execute all other tasks in connection with same;

(viii)

sell the Rolling Stock Assets for cash or other immediately available funds at live, internet or internet-assisted auctions or by private treaty to the highest bidder(s) pursuant to standard buyer terms and conditions and on an “AS IS,” “WHERE IS” and “all sales are final” bases. Only sales by private treaty and Strategic Bulk Sales (as defined below) shall be subject to approval by the Company (not to be unreasonably withheld or delayed) in consultation with and following notice to the Consultation Parties and their advisors). Sales of Rolling Stock Assets at live, internet, or internet-assisted auctions shall not be subject to the Company’s consent; provided, however, for the avoidance of doubt, the approximate timing of such auctions and the scope of Rolling Stock Assets included therein shall be subject to the Company’s consent (not to be unreasonably withheld or delayed) in consultation with the Consultation Parties;

(ix)

charge and collect on behalf of Company from all purchasers any purchase price together with all applicable taxes in connection therewith and manage and administer the processing of all Company certificates of title associated with titled Rolling Stock Assets;

(x)

assist the Company and/or its advisors as necessary to obtain all required approvals and authorizations from the Bankruptcy Court or the Canadian Court (as defined in the Bidding Procedures Order) with respect to any sale of Rolling Stock Assets contemplated herein, which assistance may include, without limitation, testimony at hearings before the Bankruptcy Court or the Canadian Court, attendance at depositions and/or the provision of declarations or affidavits in support of Rolling Stock Asset sales (provided that Agent shall not be responsible for the costs of such assistance); provided, however, time spent preparing to deliver testimony (whether in court or for purposes of a deposition), attending court proceedings, and delivering any testimony in court or during a deposition will be charged on a time and materials basis based on Agent’s then prevailing hourly rates

(“Testimony Fees”), which Testimony Fees are not otherwise included in Agent’s compensation set forth herein, and Agent shall be reimbursed for reasonable attorney’s fees and expenses incurred in connection therewith; provided, however, Agent’s legal fees in connection with the foregoing (which shall be limited to those of one law firm) and Testimony Fees shall not be subject to the limitation on expenses in Section III.B.(i);

(xi)

work with the Company and/or its advisors to prepare reports, statements, affidavits or similar documents required under Rule 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) or any applicable local rule (including, if necessary, as part of the Canadian Recognition Proceeding (as defined in the Bidding Procedures Order));

(xii)

collect Gross Proceeds generated by the sale of the Rolling Stock Assets and account and remit net proceeds (Gross Proceeds less any amounts due to Agent hereunder, the “Net Proceeds”) to the Company by transferring the Net Proceeds to an account as directed by the Company (the “Client Account”), provided that the Agent shall remit all collected Net Proceeds to the Client Account together with a settlement statement (a) with respect to any sale to a single purchaser generating Gross Proceeds in excess of $10,000,000, within five (5) business days following Agent’s receipt of good funds on account of such Gross Proceeds from any such purchaser and (b) with respect to all other sales, on a rolling basis in each case as promptly as commercially practicable (and at least every fourteen (14) calendar days following the commencement of the Rolling Stock Assets sales), subject to a periodic true up and audit procedures to be agreed between the Agent and the Company (in consultation with the Consultation Parties) to reflect the actual calculation of the Rolling Stock Services Fees (defined below) earned by the Agent during such period (if such amounts have not already been earned and withheld by Agent) and reimbursement of Rolling Stock Services Expenses (defined below) and Transportation Fees (defined below). The Company shall provide a copy of each settlement statement to the Consultation Parties. In connection with any true up and/or audit of the Net Proceeds, Rolling Stock Services Fees, Rolling Stock Services Expenses and Transportation Fees, the Company shall be granted access to all accounting and information necessary to complete the audit/true up (and the Consultation Parties shall have access to such accounting and information from the Company, once provided to the Company). “Gross Proceeds” shall be defined as cumulative collected gross receipts from the sale of the Rolling Stock Assets, exclusive of sales taxes and Transaction Fees (defined below) charged to purchasers;

(xiii)

only if and to the extent required and requested by the Company, procure or provide insurance coverage on the Company’s behalf at rates lower (if available) than the rates paid by the Company for Rolling Stock Assets only once such assets are delivered to certain of the Agent Properties;

(xiv)

submit to the Company and its advisors (which shall provide the same, upon receipt, to the Consultation Parties and their advisors) (a) bi-weekly sales reports and (b) a final and complete sales report no later than fourteen (14) calendar days after the end of the Term.

B.  Rolling Stock Services Fees.

(i)

In consideration of its performance of the Rolling Stock Services, the Rolling Stock Services Fee shall be a percentage of the Gross Proceeds collected and payable on sales of owned Rolling Stock Assets, in accordance with the table below:

Tier	Start	End	Fee
1	$0	$475,000,000	9.25%
2	$475,000,001	$600,000,000	10.0%
3	$600,000,001	$800,000,000	12.5%
4	$800,000,001	Above $800,000,001	15.5%

With respect to Rolling Stock Assets that are missing or are in unsalable condition only (as reasonably determined by Agent, “Unsaleable Assets”), the Gross Proceeds ranges shown above will be adjusted downward based on existing orderly liquidation values provided to and accepted by the Agent. Agent acknowledges it has reviewed and accepted such orderly liquidation values of the Rolling Stock Assets provided by the Company to Agent in the Company’s data room in advance of entering this Agreement. In the event adjustment(s) are required pursuant to this provision, each tier of Gross Proceeds shown above will be adjusted downward ratably based on the contribution of the Unsalable Assets to the total orderly liquidation values provided to and accepted by the Agent. The Gross Proceeds ranges shown above will be adjusted downward based on Strategic Bulk Sales.

Pursuant to Section III.C of this Agreement, Agent will work with Company to mutually agree upon budgeted amounts for Rolling Stock Services Expenses and Transportation Fees (each as defined herein). In the event that total budgeted amounts of Rolling Stock Services Expenses (excluding title transfer fees) and Transportation Fees exceeds $38.4 million, each of the Gross Proceeds ranges shown above will be adjusted upward by the dollar amount that the total budgeted amounts exceed $38.4 million. Further, in the event the Company incurs occupancy costs after the Removal Date solely on account of Rolling Stock Assets remaining on such properties, each of the Gross Proceeds ranges shown above will be adjusted upward by the dollar amount of such occupancy costs pursuant to Section III.A(vi); provided, however, if the Company (in consultation with the Consultation Parties) and Agent agree to extend the Removal Date (including by amendment to the Disposition Plan) in order to maximize the Gross Proceeds, then the Gross Proceeds ranges shown above will not be adjusted upwards unless additional costs are incurred beyond such extended Removal Date; provided further that Agent acknowledges and agrees that the Removal Date (i.e., the date that is six (6) months from the date of entry of the Retention Order) shall not be extended except in the Company’s sole and exclusive discretion.

For the avoidance of doubt, the above ranges apply marginally, i.e., the next fee tier only applies to each dollar of Gross Proceeds in excess of the cutoff for the prior tier.

With respect to leased Rolling Stock Assets, the Rolling Stock Services Fee shall be 10% for any amount of Gross Proceeds therefrom.

(ii)

The Company has indicated that it will share with Agent a list of potential buyers who have each expressed an interest in purchasing a sub-set of the Rolling Stock Assets. Any lists provided must be from specific buyers on a specific list of the Rolling Stock Assets. Agent and the Company’s representatives (in consultation with the Consultation Parties, to the extent required under the Bidding Procedures Order) will assess these expressions of interest and mutually determine whether or not to negotiate and execute any such sales. In the event that binding transaction documentation for any such sales is executed within sixty (60) days of the entry of the Retention Order (such sales, “Strategic Bulk Sales”), which such transaction documentation shall set forth the purchase price for each Rolling Stock Asset and across categories of Rolling Stock Assets, Agent will reduce its commission rate to 5.0% for those applicable Rolling Stock Assets sold pursuant to Strategic Bulk Sales; provided, however, Agent shall be entitled to the full commission rate for any portion of the Gross Proceeds of such Strategic Bulk Sales for Rolling Stock Assets that were not initially included in the specific list provided by the Company and that are directly attributable to Agent’s services and efforts that resulted in increased Gross Proceeds generated on account of such increase in units sold or pricing. For the avoidance of doubt, any Strategic Bulk Sales at the reduced commission rate shall cause a downward adjustment of the Gross Proceeds tiers described in Section III.B(i) above based on existing orderly liquidation values provided to and accepted by the Agent.

C.  Rolling Stock Services Expenses. Agent shall market and sell the Rolling Stock Assets in a commercially practical and prompt manner, including in various phases if commercially reasonable to do so, consistent with the Disposition Plan and this Agreement. Agent shall advance (up to the agreed Rolling Stock Services Expenses budget)5, and shall be entitled to reimbursement by the Company for all Rolling Stock Services Expenses on a cost basis, regardless of whether or not any Rolling Stock Assets are sold, and which expenses shall be recovered from the collected Gross Proceeds of the sale of Rolling Stock Assets only. “Rolling Stock Services Expenses” mean the Agent’s commercially reasonable and documented

[5]	The Parties will discuss and agree to the Rolling Stock Expenses budget as promptly as practicable following the Effective Date.

out-of-pocket expenses for repair and refurbishment costs to be incurred solely to maximize the Net Proceeds to the Company and title transfer fees equal to or less than (if applicable) $50.00 per title. Agent will not charge the Company for storage of any Rolling Stock Assets following their removal of such Rolling Stock Assets from the Company Properties. Notwithstanding anything to the contrary provided herein, Agent shall not be obligated to advance payment of Rolling Stock Services Expenses or Transportation Fees in excess of the Rolling Stock Services Expenses budget or the Transportation Fees budget, respectively, and shall thereafter use commercially best efforts, unless agreed otherwise with the Company, to dispose of the remaining Rolling Stock Assets “AS IS” “WHERE IS” during the duration of the Term, with any additional costs incurred by the Company for occupancy adjusting the Gross Proceeds tiers upwards by such costs incurred following the Removal Date; provided that if the aggregate of Rolling Stock Services Expenses and Transportation Fees incurred exceed $38.4 million (not to be exceeded without Company’s prior written consent in consultation with the Consultation Parties), then the Gross Proceeds ranges in Section III.B.(i) above shall be adjusted upwards by such amount in excess of $38.4 million.

D.  Transportation Fees. Agent shall advance (up to the agreed Transportation Fees budget)6 and shall be entitled to reimbursement of its expenses on a cost basis for (a) removing all Rolling Stock Assets from off the Company Properties’ premises consistent with the Disposition Plan and this Agreement and (b) transporting such Rolling Stock Assets to Agent Locations in a commercially practicable and economical manner (such fees and costs, the “Transportation Fees”). In addition to the Rolling Stock Services Fees, the Company shall be responsible for Transportation Fees, both of which shall be recovered from the collected Gross Proceeds derived from the sale of Rolling Stock Assets only. Notwithstanding anything to the contrary provided herein, Agent shall not be obligated to advance payment of Rolling Stock Services Expenses or Transportation Fees in excess of the Rolling Stock Services Expenses budget or the Transportation Fees budget, respectively, and shall thereafter use commercially best efforts, unless agreed otherwise with the Company, to dispose of the remaining Rolling Stock Assets “AS IS” “WHERE IS” during the duration of the Term, with any additional costs incurred by the Company for occupancy adjusting the Gross Proceeds tiers upwards by such costs incurred; provided that if the aggregate of Rolling Stock Services Expenses and Transportation Fees incurred exceed $38.4 million (not to be exceeded without Company’s prior written consent in consultation with the Consultation Parties), then the Gross Proceeds ranges in Section III.B.(i) above shall be adjusted upwards by such amount in excess of $38.4 million.

Agent shall provide the Company (which shall in turn provide to the Consultation Parties) an updated Rolling Stock Services Expenses budget and an updated Transportation Fees budget as promptly as practicable (and no event later than fourteen (14) days) following Agent’s incurrence of eighty (80) percent, or $30.7 million, of the abovementioned $38.4 million budget for Rolling Stock Services Expenses and Transportation Fees.

E.  Transaction Fee. Agent is authorized to charge purchasers a transaction fee (the “Transaction Fee”). With respect to Rolling Stock Assets sold at a public auction run by Ritchie Bros. Auctioneers (America) Inc. or its affiliates, any Transaction Fee collected shall not exceed the following: (a) 10% on all lots selling for USD 12,000 or less, with a minimum fee of

[6]	The Parties will discuss and agree to the Transportation Fees budget as promptly as practicable following the Effective Date.

USD 100 per lot,7 (b) 4.85% on all lots selling for over USD 12,000 up to USD 75,000, with a minimum fee of USD 1,200 per lot or, (c) USD 3,638 on all lots selling for over USD 75,000. For the avoidance of doubt, any Rolling Stock Assets sold through a private treaty or other mutually agreeable sales platforms that are not sold via public unreserved auction shall not be subject to the Transaction Fee. The Transaction Fee shall not be considered Gross Proceeds for the purpose of calculating the Rolling Stock Services Fees hereunder. Agent agrees that fifty (50) percent of each Transaction Fee shall be credited against the Rolling Stock Service Fee earned and owing to Agent in connection with the applicable sale.

IV.	Termination for Cause

Company may terminate this Agreement at any time for cause (including Agent’s fraud, gross negligence, willful misconduct or abdication of responsibility in fulfilling the Agreement), but not as a result of the aggregate of Rolling Stock Services Expenses and Transportation Fees exceeding $38.4 million with the Company’s prior written consent in consultation with the Consultation Parties. In the event of a termination for cause, no fees shall be paid to Agent other than any undisputed fees already earned and payable (including any related reimbursable expenses).

Each Party shall have the right to terminate this Agreement upon not less than thirty (30) days’ written notice in the event that a Force Majeure Event occurs and is continuing for a period in excess of three (3) consecutive months and materially interferes with or delays either Party’s ability to perform under this Agreement or materially increases the cost of the Rolling Stock Services or transportation services. “Force Majeure Event” means any act, event, circumstance or condition that (i) is beyond the commercially reasonable control of and unforeseeable by, or which, if foreseeable, could not be avoided in whole or in material part by the exercise of due diligence by, either the Company or Agent who is relying on such act, event, circumstance or condition as justification for not performing an obligation under this Agreement and (ii) materially interferes with, or materially increases the cost of, performing such Party’s obligations under this Agreement, to the extent that such act, event, circumstance or condition is not the result of the willful or negligent act, error or omission or breach of this Agreement by such Party.

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BROUGHT UNDER THIS AGREEMENT.

V.	Company Undertakings

A.  In connection with the Rolling Stock Services to be provided by Agent hereunder, the Company shall and hereby grants to Agent the following rights and authority:

(i)

The Company hereby grants Agent a limited license to use the name “Yellow Corporation” and similar derivations thereof, and any marks and logos related thereto, but solely to the extent reasonably required for use in

[7]	For purposes of this Agreement, a “lot” shall be defined as a single Rolling Stock Asset.

advertising and promotional materials related to Agent’s marketing and selling of the Rolling Stock Assets under this Agreement. Agent’s license to use such name, marks, and logos for such marketing and sale purpose shall continue until the end of the Term of this Agreement.

(ii)

The Company shall assist Agent to directly coordinate with Vintek to assemble and deliver to Agent a title for each Rolling Stock Asset that is a titled Rolling Stock Asset, together with a power of attorney to permit Agent to transfer and register title to such Rolling Stock Assets.

(iii)

The Company shall endeavor to cause all liens and encumbrances, including adverse possession of any Rolling Stock Asset, to be removed from title to the Rolling Stock Assets (effective upon the sale thereof) pursuant to the Retention Order. Any Rolling Stock Asset that cannot be sold free and clear of liens and encumbrances following entry of the Retention Order shall not constitute Rolling Stock Assets under this Agreement.

(iv)

The Company will permit Agent and its employees and consultants (in each case commercially licensed, qualified, and experienced in such operations) to operate the Rolling Stock Assets and other equipment, garages, and on-site filling stations necessary or appropriate to arrange the Rolling Stock Assets for sale, including, as applicable, removal from the Company Properties and transportation to the agreed Agent Properties. Nothing herein or in the course of conduct under this Agreement shall be or shall be deemed to be Agent’s control or operation of Company’s business or Company Properties.

(v)

The Company hereby agrees to use commercially reasonable efforts to provide Agent with reasonable access to the Company’s books and records related to the Rolling Stock Services, including service and maintenance logs and records, and all related systems, to assist Agent with efficiently and effectively performing the Rolling Stock Services.

(vi)

The Company hereby grants Agent a license to allow Agent to enter and use the Company Properties for the purposes set forth in this Agreement through the Removal Date (unless extended by the Company in consultation with the Consultation Parties). Company shall provide Agent with the contact information of Company personnel with whom to coordinate Agent’s access to the Company Properties. Specifically, Agent shall have the right to enter and use the Company Properties during the Term (through the Removal Date unless extended by the Company in consultation with the Consultation Parties) solely for the purposes of performing its obligations under this Agreement, including (without limitation) taking photographs and preparing the marketing materials for the Rolling Stock Assets, removing, transporting or arranging the Rolling Stock Assets for marketing and sale, conducting virtual or live auctions, allowing potential buyers access for inspections of the Rolling Stock Assets prior to sale and selling and overseeing and administering all aspects of the removal and transportation of the Rolling Stock Assets pursuant to the terms of this Agreement. Agent shall have quiet enjoyment of the Company Properties through the Removal Date with no interference from any labor unions or any other third parties. Agent will use the Company Properties as licensee and shall not be obligated to pay any rent, taxes, utilities, insurance (except as provided herein) or other charges (except as provided herein) therefor. The Company agrees to continue to provide and pay for all utilities and other costs and expenses authorized by the Bankruptcy Court’s “first day” and “second day” orders (including pursuant to the Approved Budget) relating to the use and occupancy of the Company Properties during the course of Agent’s use. The Company agrees to maintain and bear the cost of any existing security personnel on the Company Properties during the term of this Agreement (or for so long as the Company has any rights to any such Company Property). The Company acknowledges that Agent is not an insurer of the Company’s personal property but shall obtain and maintain the insurance coverage as required by this Agreement during the Term. Agent shall have the right, in consultation with the Company (in consultation with the Consultation Parties), to abandon (prior to removal) any Rolling Stock Asset that Agent deems unsalable in its commercially reasonable discretion. Following removal of any Rolling Stock Assets from the Company Properties, Agent shall have the right, in consultation with the Company (in consultation with the Consultation Parties), to abandon any Rolling Stock Asset at Agent’s sole cost and expense. In the event that the Company incurs rent or other occupancy costs solely on account of Rolling Stock Assets remaining at Company Properties after the Removal Date, the Gross Proceeds ranges applicable to the Rolling Stock Services Fee pursuant to Section B(i) shall be adjusted upward by the dollar amount of occupancy costs incurred by the Company.

(vii)

The parties hereto agree, and the Company hereby expressly acknowledges, that Agent shall not be responsible for the removal or disposition of any environmentally hazardous chemicals, pollutants, waste, solvents or substances howsoever occurring, except for spillage or contamination as is negligently caused or created by Agent or third parties acting at the direction, or on behalf of, Agent, found at the Company Properties or in the Rolling Stock Assets or obtaining or maintaining any Environmental Permits.[8] The Company shall be responsible for ensuring that the Company possesses and is in compliance with all Environmental Permits that are required for the operation of the Company’s business. As used in this Agreement, “Environmental Laws” means all domestic, federal, provincial, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type

[8]

Oil, fuel, diesel, batteries, antifreeze, brake fluid and other chemicals or products normally contained in or relating to the Rolling Stock Assets at the Company Properties shall not be considered “unusually dangerous” or “environmentally hazardous” for purposes of this Agreement.

whatsoever; and “Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws. The Company hereby agrees to defend, indemnify and hold Agent harmless from any and all claims, losses, damages and liabilities of any kind whatsoever which arise from or are in connection with any hazardous chemicals, pollutants, waste, solvents, or substances howsoever occurring found at the Company Properties or in the Rolling Stock Assets, Environmental Laws or Environmental Permits; provided that, for the avoidance of doubt, the foregoing indemnification shall not apply in the case of negligence by Agent or any person or entity acting at the direction, or on behalf of, Agent. Any Rolling Stock Asset that, if and to the extent known, contains any unusually dangerous or environmentally hazardous chemicals, pollutants, waste, solvents, or substances shall be deemed an Unsalable Asset. Company shall promptly, if and to the extent known, identify for Agent any Rolling Stock Asset containing such unusually dangerous or environmentally hazardous chemicals, pollutants, waste, solvents, or substances.

(viii)

With respect to the sale of any Rolling Stock Assets located in the United States, the Company acknowledges that with respect to any export transaction involving any of the Rolling Stock Assets sold hereunder, and unless the Company and the applicable purchaser agree otherwise, Yellow Corporation shall be the United States principal party in interest. Accordingly, the Company authorizes Agent to provide Yellow Corporation’s federal employer identification number (“EIN”) to purchasers, their agents, customs officials, or similar parties for the purposes of completing a Shipper’s Export Declaration form or any documentation necessary to facilitate the respective purchaser’s export of the purchased Rolling Stock Assets.

(ix)

With respect to the sale of any Rolling Stock Assets located in Canada, the Company acknowledges that with respect to any export transaction involving any of the Canadian Rolling Stock Assets sold hereunder, and unless the Company and the applicable purchaser agree otherwise, YRC Freight Canada Company shall be the Canadian principal party in interest. Accordingly, the Company authorizes Agent to provide YRC Freight Canada Company’s business identification number (“BIN”) to purchasers, their agents, customs officials or similar parties for the purposes of completing a bill of lading, commercial invoice, USMCA Certificate of Origin, Import/Export License or customs bond, or any other information or documentation necessary to facilitate the respective purchaser’s export of the purchased Rolling Stock Assets.

VI.	Representations and Covenants of the Company and Agent

A.  The Company represents and warrants to Agent and covenants that, subject to entry of the Retention Order (as defined below) and entry of a Bankruptcy Court order approving the sale of the Rolling Stock Assets free and clear of all claims, liens, encumbrances and interests: (i) the Company has all legal right and authority to sell the Rolling Stock Assets; (ii) the Company has taken all necessary actions required to authorize the execution, delivery and performance of this Agreement and the related documents contemplated hereby, and no further consent or approval is required for the Company to enter into and deliver the Agreement and to perform its obligations under the Agreement; (iii) other than the Retention Order, no court order or decree of any domestic, federal, provincial, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Company’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefore; (iv) Company has the authority to grant the limited license to Agent to utilize the Company Properties and to use the name “Yellow Corporation” as well as commercial marks and logos related thereto as provided for under this Agreement; (v) Agent shall have access to the Rolling Stock Assets and the Company Properties in accordance with this Agreement (provided that, if any Rolling Stock Asset listed on Exhibit A is not present on the Company Property as represented by Company, Company shall assist Agent to locate and gain possession of such Rolling Stock Asset. Agent is not obligated to locate, gain possession of, or expend any funds in connection with repossessing any such Rolling Stock Asset before the Removal Date or the expiration of the Term, but once such Rolling Stock Asset is located and available for transportation by Agent, Agent will include the transportation of such Rolling Stock Asset as part of Agent’s transportation services and within the remaining Transportation Fees budget; (vi) the Company’s representations and descriptions of the Rolling Stock Assets on Exhibit A are, to the best of the Company’s knowledge, materially accurate, true and complete; and (vii) all Rolling Stock Assets to be marketed and sold by Agent are, or will be at the time of sale (subject to entry of the Retention Order providing the same) free and clear of all liens, claims, and encumbrances of any kind whatsoever. The Company further represents and warrants to Agent that any amounts due and payable hereunder to Agent shall be free and clear of any liens, claims, or encumbrances of any kind whatsoever.

B.  Agent represents and warrants to Company that (i) Agent and each of the entities comprising Agent is duly organized, validly existing and in good standing under the laws of the province or state of its formation and (ii) Agent has taken all necessary actions required to authorize the execution, delivery and performance of this Agreement and the related documents contemplated hereby, and no further consent or approval is required for Agent to enter into and deliver the Agreement and to perform its obligations under the Agreement.

VII.	Indemnification

A.  Agent understands that the Rolling Stock Assets will be sold AS IS and WHERE IS, without representation or warranty of any nature of kind whatsoever, and the Company does not make any representations or warranties with respect to the Rolling Stock Assets, except for specifically stated under Section VI of this Agreement (provided, however, any existing or remaining manufacturer’s warranty shall remain and be transferred to the extent permissible and practicable to any buyer). The Company hereby agrees to indemnify and hold Agent harmless from any and all claims, causes of actions, damages, losses, or liabilities (including, without limitation, reasonable and documented attorney’s fees) of any kind arising from or related to (i) the Company’s material breach of any of its obligations, representations and warranties hereunder, (ii) its performance or failure to perform hereunder, (iii) the Company’s failure to pay any personal property taxes associated with the Rolling Stock Assets, and (iv) the fraud, negligence, gross negligence (including omissions) or willful misconduct of the Company, its officers, directors, employees, agents or representatives. The Company further agrees to indemnify and hold Agent harmless from any and all claims, causes of actions, damages, losses, or liabilities (including, without limitation, reasonable attorney’s fees) of any kind arising from any misrepresentations concerning the Rolling Stock Assets made by the Company to Agent. Notwithstanding the foregoing, the Company shall not in any circumstances indemnify Agent from any claims or causes of action arising from any fraud, negligence, gross negligence (including omissions) or willful misconduct of Agent or its respective officers, directors, employees, agents, contractors, consultants or representatives.

B.  Agent hereby agrees to indemnify and hold the Company and its affiliates and their officers, directors, principals, shareholders, affiliates, members, consultants, attorneys, advisors, and employees (collectively, “Company Indemnified Parties”) harmless from any and all claims, causes of actions, damages, losses, or liabilities (including, without limitation, reasonable attorney’s fees), including those asserted by any buyer or prospective buyer, arising from or related to (i) Agent’s material breach of any of its obligations, representations and warranties hereunder, (ii) its performance or failure to perform hereunder, (iii) the fraud, negligence, gross negligence (including omissions) or willful misconduct of Agent, its officers, directors, employees, agents, Third Parties, affiliates, contractors or representatives, or (iv) any liability or other claims asserted by Agent’s consultants, members, employees, representatives, affiliates, contractors and principals (excluding Company Indemnified Parties) against a Company Indemnified Party arising out of or related to Agent’s conduct of the sale of the Rolling Stock Assets, except claims arising from the Company’s gross negligence, willful misconduct or unlawful behavior. Notwithstanding the foregoing, Agent shall not in any circumstances indemnify Company from any claims or causes of action arising from any fraud, negligence, gross negligence (including omissions) or willful misconduct of the Company or its respective officers, directors, employees, agents, contractors, consultants or representatives.

VIII.	Insurance

The Company agrees to procure and/or maintain, at least for the duration of the Term, insurance in appropriate amounts in respect of all Rolling Stock Assets (including, without limitation, commercial general liability, property damage, fire and other perils insurance) until sold and no longer in the care, custody, or control of the Company or its agents. Such coverage shall be on at least an actual cash value (market value) basis and subject to no more than a commercially reasonable deductible.

At all times during the Term of this Agreement, Agent shall maintain, at its sole cost and expense, general liability insurance, including: (a) contractual liability, with minimum limits of $1,000,000 per occurrence; (b) automobile liability insurance with minimum limits of not less than $1,000,000 per occurrence combined with single limit for bodily injury and property damage; and (c) workers’ compensation insurance (including employer’s liability) in an amount not less than such amount required by applicable law. Commercial general liability and automobile liability shall be endorsed to include the Company as an additional insured. Coverage shall be primary and receive no contribution from any insurance available to the additional insureds. Policies shall be issued by insurance companies having an A.M. Best rating of at least A-VII. Agent agrees to be responsible for loss or damage arising during the Term as a result of the negligence of Agent, its agents or employees. Other than the foregoing, risk of loss or damage to the Rolling Stock Assets remains with the Company regardless of whether located on Company Property or Agent Property, including in the event Agent procures less expensive insurance for Company.

On behalf of themselves and their respective insurers, to the fullest extent allowed by applicable law, the Company and the Agent and their respective affiliates each waive and release the right to pursue the other party or its affiliates, whether in subrogation or otherwise, for any loss, liability, or damage of any kind or nature to the extent covered by their own insurance.

Agent shall promptly provide certificates of insurance to the Company evidencing required insurance and shall promptly provide notice to Company upon receipt of any notice of cancellation, non-renewal, or material change in coverage from its insurers. If Agent utilizes subcontractors in Agent’s performance of this Agreement, Agent shall require and warrant that said subcontractors possess the requisite type and amounts of insurance as required by contract and law. It is specifically agreed that the types and amounts of insurance required herein shall not limit or otherwise affect Agent’s liability or obligation to indemnify and hold the additional insureds harmless as provided by the indemnification provisions of this Agreement.

IX.	Personal Property Taxes

Agent and the Company understand and agree that Agent shall not take title to any Rolling Stock Assets and, unless agreed by the Company and Agent for Agent to remit such taxes to the applicable taxing authorities from Gross Proceeds, shall not be responsible or liable for the remittance, withholding and payment of any federal, state, local, and/or provincial sales taxes (including any retail sales taxes, HST, GST, and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the sale and transfer of the Rolling Stock Assets.

X.	Bankruptcy Approval

The Company agrees to as promptly as reasonably practicable request entry of an order, under sections 363, 327, and 328 of chapter 11 of title 11, United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in form and substance acceptable to Agent and to the Consultation Parties, each in their reasonable discretion, authorizing the Company’s retention of Agent under this Agreement, which the Company agrees to use the Company’s best efforts to obtain (the “Retention Order”). The Company will provide Agent and the Consultation Parties with a draft of the motion seeking such Retention Order and a draft of the proposed Retention Order at least two (2) business days (or otherwise as soon as reasonably practicable) before filing them with the Bankruptcy Court. The Company will use reasonable efforts to ensure that the Retention Order specifically provides that: (i) Agent is being retained pursuant to sections 327 and 328 of the Bankruptcy Code by the Company and the Agreement is authorized pursuant to section 363 of the Bankruptcy Code; (ii) the payment of all fees and reimbursement of expenses hereunder to Agent is approved under section 328 of the Bankruptcy Code and shall be free and clear of all liens, claims, and encumbrances; (iii) all such payments of fees and reimbursement of expenses shall be made without further order of the Bankruptcy Court and in accordance with this Agreement;

(iv) Agent shall not be required to comply with any licensing restrictions; (v) Agent is authorized to employ Third Parties (defined below) in connection with the performance of its Rolling Stock Services as set forth herein; and (vi) Agent is not required to maintain time records or file interim or final fee applications. The Agent acknowledges that the Company’s obligations under this Agreement are only enforceable in the event, and to the extent, this Agreement is approved by the Bankruptcy Court pursuant to the Retention Order. Company’s proposed Retention Order shall provide that Agent’s fees and reimbursement of expenses provided for hereunder shall not be subject to review by any party in interest, the Office of the United States Trustee, or the Bankruptcy Court.

XI.	General Provisions

A.  Agent shall not subcontract the whole of its obligations under this Agreement, but shall be permitted to utilize independent contractors and subcontractors for performing various obligations. Any cooperating brokers, sub-brokers, sub-agents, independent contractors or other third parties enlisted by Agent in connection with its performance of the Rolling Stock Services and not otherwise employed by Agent (any such third party, a “Third Party”) may be engaged upon such terms as are commercially reasonable in the market(s) in which such Third Parties are engaged or as otherwise provided herein. Agent shall be responsible for any fees or commissions payable to any such Third Parties in connection with its performance of the Rolling Stock Services. The Parties agree that their relationship is one of principal and agent and no partnership or joint venture is created by or through the performance of this Agreement. Agent is not a fiduciary of the Company and is not assuming any fiduciary duty to the Company or their bankruptcy estates. Agent shall provide the Company with monthly notice of material contractual engagements entered into with Third Party(ies) for the fulfillment of its duties and obligations under this Agreement, which notice the Company shall deliver to the Consultation Parties and their advisors.

B.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

C.  Agent shall be entitled to compensation and reimbursement of expenses for Rolling Stock Services rendered under this Agreement and this Agreement shall be binding upon the Company or any successor or assignee, including any trustee appointed in Company’s chapter 11 cases or any successor case.

D.  The Parties hereto agree, and the Company hereby expressly acknowledges, that Agent has not guaranteed the Company any recovery or return from the sale of the Rolling Stock Assets.

E.  The Company and Agent shall deal with each other fairly and in good faith so as to allow each Party to perform its duties and earn the benefits of this Agreement.

F.  THE COMPANY AND AGENT AGREE THAT THE ROLLING STOCK ASSETS WILL BE OFFERED FOR SALE AND WILL BE SOLD WITHOUT REGARD TO RACE, COLOR, RELIGIOUS CREED, ANCESTRY, AGE, NATIONAL ORIGIN, DISABILITY, SEX, GENDER, OR FAMILIAL STATUS.

G.  TECHNOLOGY DISCLAIMER: AGENT DOES NOT WARRANT THAT THE FUNCTIONS, FEATURES, OR CONTENT CONTAINED IN ANY WEBSITE USED IN CONNECTION WITH THE SALE OF THE ROLLING STOCK ASSETS, INCLUDING ANY THIRD-PARTY SOFTWARE, PRODUCTS OR OTHER MATERIALS USED IN CONNECTION WITH ANY SUCH WEBSITE, WILL BE TIMELY, SECURE, UNINTERRUPTED, OR THAT DEFECTS WILL BE CORRECTED; PROVIDED AGENT AGREES TO USE BEST EFFORTS TO PROMPTLY CORRECT ANY SUCH INTERRUPTIONS AND/OR DEFECTS.

H.  The Company recognizes and acknowledges that the services to be provided by Agent pursuant to this Agreement are, in general, transactional in nature, and Agent will not be billing the Company by the hour nor maintaining time records unless required pursuant to Bankruptcy Court order. It is agreed that Agent is not requested by the Company to maintain such time records and that its compensation will be fixed on the terms and conditions, including percentages, set forth herein. Agent represents and warrants that it has the expertise in performing the Rolling Stock Services under this Agreement.

I.  Any correspondence or required notice shall be addressed as follows:

If to Agent:
Ritchie Bros. Auctioneers (America) Inc.
4000 Pine Lake Road
Lincoln, NE 68516
Tel: (402) 420-3711
Fax: (402) 420-3721
Email: legal@ritchiebros.com
Attn: Legal Affairs

With a copy to:	Nations Capital, LLC
16125 Armour St NE
Alliance, OH 44601
Email: jburke@nationscapitalinc.com
Attn: Jim Burke

With a copy to:	DLA Piper LLP (US)
1201 N. Market Street, Suite 2100
Wilmington, DE 19810
Tel.: 302-468-5700
Email: stuart.brown@us.dlapiper.com
Attn: Stuart M. Brown, Esq.

If to the Company:	Yellow Corporation
11500 Outlook Street, Suite 400
Overland Park, Kansas 66211
Attn: Leah Dawson
Email: Leah.Dawson@myYellow.com

With a copy to:	Kirkland & Ellis LLP
300 N. La Salle Dr.
Chicago, IL 60654
Attn: Patrick J. Nash, Jr., P.C.; Whitney C. Fogelberg
Tel: (312) 862-2000
Email: patrick.nash@kirkland.com
Email: whitney.fogelberg@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Allyson B. Smith; Aaron Metviner
Tel: (212) 446-4800
Email: allyson.smith@kirkland.com
Email: aaron.metviner@kirkland.com

J.  This Agreement shall be deemed drafted by the parties hereto, and there shall be no presumption against either party in the interpretation of this Agreement.

K.  By executing or otherwise accepting this Agreement, the Company and Agent acknowledge and represent that they are represented by and have consulted with independent legal counsel with respect to the terms and conditions contained herein.

L.  This Agreement may be executed in original counterparts, and if executed and delivered via facsimile or other electronic signature shall be deemed the equivalent of an original.

M.  This Agreement creates no third-party beneficiaries, subject to the rights of the Consultation Parties as set forth in this Agreement. In the event that a Consultation Party forecloses on Rolling Stock Assets that are its collateral, Agent agrees to continue to market and sell such assets on terms substantially similar to those contained in this Agreement for the benefit of such Consultation Party, with such Consultation Party bearing any and all costs which would have otherwise been incurred by the Company under this Agreement with respect to such Rolling Stock Assets.

N.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws provisions. The Parties consent to the exclusive jurisdiction of the Bankruptcy Court to hear and determine all disputes arising out of or in relation to this Agreement.

O.  Agent recognizes that it may come into possession of information relating to the business of the Company that is not available to the general public or that reasonably or logically may be considered to be confidential or proprietary (“Confidential Information”). Agent shall hold confidential and not use (except as necessary to perform its obligations under this Agreement) or disclose (unless required by a court of competent jurisdiction), and shall cause its employees, agents, contractors, directors, and other representatives to hold confidential all Confidential Information. Upon the Company’s request, all such information shall be destroyed, deleted or returned to the Company in any physical medium. Confidential Information shall not include information that is or becomes publicly available through no wrongful act of Agent, is furnished to others by the Company without similar restrictions on their right to use or disclose, is known by Agent without any proprietary restrictions at the time of receipt of such information from the Company or becomes rightfully known to Agent without proprietary restrictions from a source other than the Company, is independently developed by Agent by persons who did not have access, directly or indirectly, to the Confidential Information, or that is provided by Agent to Company in a report disclosed by the Company.

XII.	Miscellaneous

This Agreement may not be transferred or assigned without the express written consent of the other Parties (the Company, in each case, in consultation with the Consultation Parties), provided that Agent shall be permitted to engage or retain, and utilize, contractors and subcontractors to assist in the performance of the Rolling Stock Services. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement, subject to the rights of the Consultation Parties under this Agreement. The Parties hereto are acting as independent contractors and nothing contained herein shall be deemed to create any other type of partnership, joint venture or other relationship. This Agreement may not be modified or amended except by an instrument in writing executed by an authorized representative of each of the Parties to this Agreement (the Company, in each case, in consultation with the Consultation Parties) (and which may not be amended or modified in any manner which adversely affects a Consultation Party’s rights hereunder without the written consent of such adversely affected Consultation Party). If any part or subpart of this agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement. No Party shall be considered in default hereunder to the extent that performance by such Party is prevented or delayed by any unforeseeable cause, existing or future, which is beyond the commercially reasonable control of such Party. The Parties do hereby agree that this Agreement and related documents be drawn up in the English language only.

XIII.	Power of Attorney

The Company hereby appoints Agent as its attorney-in-fact with a limited power of attorney (“LPOA”) to execute on the Company’s behalf, all documents necessary and required to transfer title to, and permit registration of ownership of, any portion of the Rolling Stock Assets to any buyer; provided, however, if original titles or a notarized LPOA are required by federal, state, provincial or local regulation to transfer title, the Company will provide Agent with either, as applicable, (i) signed original titles, or (ii) a notarized LPOA and unsigned original titles at least two weeks prior to any auction or private treaty disposition of any of the Rolling Stock Assets. Failure to provide title(s) and/or an LPOA as required may prevent the Rolling Stock Assets being made available for sale until such documentation is provided. Agent agrees to exercise the LPOA in good faith.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date written below.

YELLOW CORPORATION

/s/ Daniel L. Olivier

By: Daniel L. Olivier
Title: Authorized Signatory
Date: October 16, 2023

YRC FREIGHT CANADA COMPANY

/s/ Daniel L. Olivier

By: Daniel L. Olivier
Title: Authorized Signatory
Date: October 16, 2023

RITCHIE BROS. AUCTIONEERS (AMERICA) INC.
IRONPLANET, INC.
RITCHIE BROS. AUCTIONEERS (CANADA) LTD.
IRONPLANET CANADA, LTD.

/s/ Jake Lawson
By: Jake Lawson
Title: Authorized Signatory
Date: October 15, 2023

NATIONS CAPITAL, LLC

/s/ James Burke
By: Jim Burke
Title: Authorized Signatory
Date: October 15, 2023

EXHIBIT A

Rolling Stock Assets

EXHIBIT B

Leased or Financed Rolling Stock Assets